UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

July 11, 2006

Date of Report (Date of earliest event reported)

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or other jurisdiction incorporation or organization)	(Commission File Number)	(I.R.S. Employer of Identification Number)

One Amgen Center Drive Thousand Oaks, CA (Address of principal executive offices)	91320-1799 (Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR2 40.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 11, 2006, the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Amgen Inc. (the “Company”) approved the Second Amendment to the Amgen Retirement and Savings Plan (As Amended and Restated Effective as of January 1, 2006) (the “Plan”). A description of the amendment follows below. The description of the amendment in this report is a summary of the amendment and is qualified in its entirety by the full text of the amendment, which is set forth in Exhibit 10.1 to this report.

Second Amendment to the Retirement and Savings Plan

The Second Amendment to the Retirement and Savings Plan, effective as of January 1, 2006, makes participants’ “catch-up contributions” (special contributions by participants age 50 or older) eligible for the Plan’s Company match, up to the Plan’s 5% matching limit. The Internal Revenue Code (the “Code”) requires a year-end reconciliation process to ensure that a participant reaches the maximum regular contribution limit (i.e., the Code’s 402(g) limit, which is $15,000 for 2006) before any contributions are characterized as catch-up contributions. Prior to the amendment, any catch-up contributions recharacterized as regular contributions as a result of the year-end reconciliation process were eligible for the Company match and had to be processed and matched in a short amount of time. This amendment which permits matching of designated catch-up contributions made throughout the year, up to the Plan’s 5% limit, will simplify the Plan’s year-end process of recharacterizing catch-up contributions as regular participant elected contributions. The amendment is not intended to increase participants’ matching contributions or to increase the cost of the Plan to the Company.

The information set forth under “Item 3.03 Material Modification to Rights of Security Holders” is incorporated under this Item 1.01 by reference.

Item 3.03	Material Modification to Rights of Security Holders.

Also on July 11, 2006, the Board approved an amendment (the “Amendment”) to the Amended and Restated Rights Agreement (the “Rights Agreement”), dated as of December 12, 2000, between the Company and American Stock Transfer & Trust Company, as Rights Agent, to accelerate the final expiration date of the rights issued thereunder (the “Rights”) to the close of business on July 31, 2006. Pursuant to the Rights Agreement, each share of Company common stock, $0.0001 par value, outstanding and subsequently issued has attached to it one Right representing the right to purchase one four-thousandth (1/4000) of a share of Series A Junior Participating Preferred Stock of the Company under certain circumstances specified in the Rights Agreement. As a result of the Amendment, the Rights shall no longer be outstanding, and are not exercisable, after July 31, 2006, unless earlier exercised, redeemed or exchanged in accordance with the Rights Agreement.

The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is set forth as Exhibit 4.1 to this report and is incorporated herein by reference.

Item 8.01	Other Events.

On July 11, 2006, the Board of Directors of the Company also approved and adopted the following policy statement regarding stockholder rights plans:

“The Board shall seek and obtain stockholder approval before adopting a stockholder rights plan; provided, however, that the Board may determine to act on its own to adopt a stockholder rights plan without prior stockholder approval, if, under the circumstances, a majority of the independent directors, in the exercise of their fiduciary responsibilities, deem it to be in the best interests of Amgen’s stockholders to adopt a stockholder rights plan without the delay in adoption that would come from the time reasonably anticipated to seek stockholder approval. If the Board adopts a stockholder rights plan without prior stockholder approval, the Board will submit the stockholder rights plan to the stockholders for ratification, or the stockholder rights plan must expire, without being renewed or replaced, within one year. If submitted by the Board for stockholder approval, the plan will immediately terminate if not approved by a majority of the votes cast.

The Governance and Nominating Committee will review this policy statement on an annual basis, and report to the Board any recommendations it may have concerning the policy.”

Item 9.01.	Financial Statements and Exhibits.

4.1	Amendment, dated as of July 11, 2006, to the Amended and Restated Rights Agreement, dated as of December 12, 2000, between the Company and American Stock Transfer & Trust Company, as Rights Agent

10.1	Second Amendment to the Amgen Retirement and Savings Plan (As Amended and Restated Effective January 1, 2006)

99.1	Press Release dated July 11, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: July 14, 2006	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Document Description
4.1	Amendment, dated as of July 11, 2006, to the Amended and Restated Rights Agreement, dated as of December 12, 2000, between the Company and American Stock Transfer & Trust Company, as Rights Agent

10.1	Second Amendment to the Amgen Retirement and Savings Plan (As Amended and Restated Effective January 1, 2006)

99.1	Press Release dated July 11, 2006